Exhibit 99.1

Stereotaxis Reports 2015 Second Quarter Financial Results

- Total Revenue Increased 20% over Prior Year Second Quarter and 17% Year to Date -

- Quarterly Operating Loss Decreased 25% Year over Year and 31% for the First Six Months Period -

- First Niobe® ES Procedures Performed in Japan -

- New Evidence of Clinical Advantages in Ventricular Tachycardia Shared at Industry Events -

- Conference Call Today at 8:30 a.m. Eastern Time -

ST. LOUIS, MO, August 4, 2015—Stereotaxis, Inc. (NASDAQ: STXS), a global leader in innovative technologies for the treatment of cardiac arrhythmias, today reported financial results for the second quarter ended June 30, 2015.

“Compared to a year ago, revenue for the second quarter increased 20% and revenue for the first half of 2015 increased 17%, reflecting stronger system revenue,” said William C. Mills, Stereotaxis Chief Executive Officer. “This is the third consecutive quarter in which we converted two Niobe® ES magnetic navigation system sales to revenue. At the same time, we achieved a 31% decrease in operating loss for the first six months compared to the same period a year ago.

“We continue to make steady progress in Japan and announced the first Niobe system procedure conducted in early July. To date, the electrophysiology (EP) team at Takatsuki Hospital in Osaka has successfully completed more than 15 ablation procedures with our magnetic navigation system, citing its ease of use, precise control and significantly increased safety in generating effective lesions. As we begin to build impactful clinical data from the Japanese patient population, we continue to advance our discussions with leading institutions and physicians. We were pleased to engage an audience of over 80 EP professionals during our symposium at the Japan Heart Rhythm Society (HRS) scientific sessions last week. In addition, Takatsuki Hospital has demonstrated Niobe procedures to visiting physicians and executives from multiple Japan hospitals interested in magnetic navigation.

“Our participation in Japan HRS ended an active three-month period of preeminent industry events, during which we were able to share extensive clinical proof of the outstanding treatment of ventricular tachycardia, a life-threatening arrhythmia, through our magnetic navigation platform compared to manually guided catheters.

“In our 25 years of product innovation, we have delivered advanced technology that has been widely validated as a differentiated solution with significant clinical benefits. We are focused every day on improving patient outcomes, building on our leadership in magnetic navigation solutions for cardiac ablation and expanding adoption in leading EP markets,” Mr. Mills concluded.

Second Quarter 2015 Financial Results

Revenue for the second quarter of 2015 totaled $9.7 million, a 20% increase from $8.0 million in the prior year second quarter and a 1% increase from $9.5 million in the first quarter 2015. System revenue was $3.1 million, up 168% from $1.2 million in the prior year quarter and up 9% sequentially from $2.8 million in the first quarter. During the second quarter, the Company recognized revenue of $1.9 million on two Niobe ES systems, $1.0 million in Odyssey® solution sales and $0.2 million in Vdrive® system sales. Recurring revenue was $6.6 million in the second quarter, compared to $6.9 million in the prior year quarter and $6.7 million in the first quarter. Total procedures declined 3% year over year and 5% sequentially.

The Company generated new capital orders of $1.6 million on one Niobe system order, one Odyssey solution order and one Vdrive system, compared to $0.6 million in the prior year second quarter and $2.2 million in the first quarter. Ending capital backlog for the 2015 second quarter was $3.1 million.

Gross margin in the quarter was $6.7 million, or 70% of revenue, on a higher mix of system revenue, versus $6.1 million, or 75% of revenue, in the second quarter of 2014 and $6.9 million, or 72% of revenue, in the first quarter of 2015. Operating expenses in the second quarter were $8.4 million, compared to $8.4 million in the prior year quarter and $8.3 million in the first quarter.

Operating loss in the second quarter was $(1.7) million, a 25% improvement over $(2.3) million in the prior year second quarter and a 22% increase from $(1.4) million in the first quarter. Interest expense was $0.8 million in all three quarters.

Net loss for the 2015 second quarter was $(1.5) million, or $(0.07) per share, compared to a net loss of $(1.9) million, or $(0.10) per share, reported in the second quarter of 2014. Excluding mark-to-market warrant revaluation, the Company would have reported a net loss of $(2.5) million, or $(0.12) per share, for the 2015 second quarter compared to $(3.1) million, or $(0.16) per share, for the 2014 second quarter. The weighted average diluted shares outstanding for the second quarters of 2015 and 2014 totaled 21.0 million and 19.6 million, respectively.

Cash burn was $0.9 million compared to $3.1 million in the year ago quarter and $3.3 million in the first quarter.

Six-Month Financial Results

Revenue for the first six months of 2015 was $19.2 million, up 17% compared to $16.4 million in the first six months of 2014. System revenue was $5.9 million compared to $2.5 million in the first half of 2014, a 138% increase. Recurring revenue was $13.3 million, compared to $13.9 million in the prior year period. Procedures were down 1% from the same period last year.

Gross margin was $13.6 million, or 71% of revenue, compared with $12.8 million, or 78% of revenue, in the first six months of the prior year. Operating expenses were $16.8 million, a 3% decrease from $17.3 million in the same period of 2014. Operating loss was $(3.1) million, a 31% improvement compared to $(4.5) million in the first six months of 2014.

Interest expense was $1.6 million in the first half of 2015 and $1.7 million in the first half of 2014.

Net loss was $(4.7) million for the first six months of 2015, or $(0.22) per share, a 23% improvement compared to $(6.1) million, or $(0.31) per share, for the comparable period in 2014. Excluding mark-to-market warrant revaluation, the first half 2015 net loss would have been $(4.8) million, or $(0.23) compared to $(6.2) million, or $(0.32) per share, in the first half 2014.

At June 30, 2015, Stereotaxis had cash and cash equivalents of $3.6 million, compared to $4.4 million at March 31, 2015. During the quarter, the Company raised $0.1 million through its Controlled Equity Offering, and there were no borrowings against its revolving line of credit with Silicon Valley Bank. Cash burn for the first half of 2015 was $4.3 million compared to $5.5 million in the first half of 2014. At June 30, 2015, total debt was $18.3 million related to HealthCare Royalty Partners long-term debt.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, August 4, 2015, at 8:30 a.m. Eastern Time, to discuss second quarter results. To access the conference call, dial 888-430-8694 (US and Canada) or 1-719-457-2661 (International) and give the participant pass code 3962003. Participants are asked to call the above numbers 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. Over 100 issued patents support the Stereotaxis platform, which helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Stereotaxis’ core Epoch® Solution includes the Niobe® magnetic navigation system, the Odyssey® portfolio of lab optimization, networking and patient information management solutions, and the Vdrive® robotic navigation system and consumables.

The core components of Stereotaxis’ systems have received regulatory clearance in the U.S., European Union, Canada, China, Japan, and elsewhere. The V-Sono™ ICE catheter manipulator, V-Loop™ variable loop catheter manipulator, and V-CAS™ catheter advancement system have received clearance in the U.S., Canada, and the European Union. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:
Martin C. Stammer	Todd Kehrli / Jim Byers
Chief Financial Officer	MKR Group, Inc.
314-678-6155	323-468-2300
stxs@mkr-group.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue
Systems	$3,092,935	$1,153,282	$5,924,113	$2,488,136
Disposables, service and accessories	6,571,315	6,894,255	13,271,163	13,914,071

Total revenue	9,664,250	8,047,537	19,195,276	16,402,207

Cost of revenue
Systems	1,849,275	1,080,785	3,249,542	1,640,212
Disposables, service and accessories	1,093,988	903,977	2,324,359	1,963,634

Total cost of revenue	2,943,263	1,984,762	5,573,901	3,603,846

Gross margin	6,720,987	6,062,775	13,621,375	12,798,361

Operating expenses:
Research and development	1,419,826	1,312,743	2,905,533	2,816,189
Sales and marketing	4,250,779	4,096,155	8,285,150	7,727,420
General and administrative	2,772,708	2,943,510	5,567,297	6,773,377

Total operating expenses	8,443,313	8,352,408	16,757,980	17,316,986

Operating loss	(1,722,326)	(2,289,633)	(3,136,605)	(4,518,625)

Other income	999,169	1,181,126	106,792	104,987
Interest income	493	1,695	1,355	3,929
Interest expense	(816,023)	(834,667)	(1,645,810)	(1,671,617)

Net loss	$(1,538,687)	$(1,941,479)	$(4,674,268)	$(6,081,326)

Net loss per common share:
Basic	$(0.07)	$(0.10)	$(0.22)	$(0.31)
Diluted	$(0.07)	$(0.10)	$(0.22)	$(0.31)

Weighted average shares used in computing net loss per common share:
Basic	21,007,103	19,631,469	20,871,244	19,483,603
Diluted	21,007,103	19,631,469	20,871,244	19,483,603

STEREOTAXIS, INC.

BALANCE SHEETS

	June 30, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,629,273	$7,270,301
Accounts receivable, net of allowance of $119,620 and $131,464 in 2015 and 2014, respectively	7,449,913	6,480,499
Inventories	5,498,917	6,371,903
Prepaid expenses and other current assets	739,292	1,094,837

Total current assets	17,317,395	21,217,540
Property and equipment, net	1,077,011	894,728
Intangible assets, net	1,229,736	1,379,653
Other assets	321,309	388,850

Total assets	$19,945,451	$23,880,771

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,293,119	$2,353,133
Accrued liabilities	6,002,767	5,505,142
Deferred revenue	6,342,452	6,658,170
Warrants	2,027,395	2,134,187

Total current liabilities	16,665,733	16,650,632

Long-term debt, less current maturities	18,308,436	18,388,764
Long-term deferred revenue	856,854	976,165
Other liabilities	5,570	414,928

Stockholders’ deficit:
Preferred stock, par value $0.001; 10,000,000 shares authorized, none outstanding at 2015 and 2014	—	—

Common stock, par value $0.001; 300,000,000 shares authorized, 21,066,848 and 20,480,874 shares issued at 2015 and 2014, respectively	21,067	20,481
Additional paid-in capital	447,573,961	446,241,703
Treasury stock, 4,015 shares at 2015 and 2014	(205,999)	(205,999)
Accumulated deficit	(463,280,171)	(458,605,903)

Total stockholders’ deficit	(15,891,142)	(12,549,718)

Total liabilities and stockholders’ deficit	$19,945,451	$23,880,771